UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
August 25, 2011

Unigene Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey		07005
(Address of principal executive offices)		(Zip Code)

(973) 265-1100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events.
Fortical Update

In November 2002, the Company signed an exclusive U.S. licensing agreement with Upsher-Smith Laboratories (“USL”) for a value before royalties of $10,000,000 to market Fortical, our patented nasal formulation of calcitonin for the treatment of osteoporosis (the “Agreement”).  Fortical was approved by the FDA and launched by USL in August 2005. We received the $10,000,000 from 2002 through 2005. We are responsible for manufacturing the product and USL packages the product and distributes it nationwide.  Royalty revenue, computed in a range from the transfer price of product to USL to a royalty rate in the mid-thirties depending on the circumstances, is earned on net sales of Fortical by USL and is recognized in the period Fortical is sold by USL.  Pursuant to an amendment effected in 2009, there are no net sales minimums in the Agreement.

In July 2006, we and USL jointly filed a lawsuit against Apotex for infringement of our Fortical patent.  In September, 2009 the U.S. District Court, Southern District of New York, confirmed the validity of Unigene's patent on Fortical and issued an order permanently enjoining Apotex from further infringement of the patent. Apotex appealed the decision to the United States Appellate Court for the Federal Circuit.  On August 25, 2011 the United States Court of Appeals for the Federal Circuit affirmed the decision of the U.S. District Court.  A copy of the press release describing this decision is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In May, 2011 Unigene requested that USL, pursuant to the Agreement, produce information regarding USL’s efforts to commercialize Fortical.  Unigene sought to evaluate USL’s performance under the Agreement with the aim of improving product revenues and maximizing the value of the Fortical asset.  The parties have met to review the information USL produced.  Pursuant to the Agreement, the Company and USL will continue to meet regularly to review activities designed to maximize the value of the Fortical brand.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit.

Exhibit No.	Document Description
99.1	Press release dated August 30, 2011

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

	By:	/s/ Gregory T. Mayes
Gregory T. Mayes, Vice President
Corporate Development and General Counsel

Date: August 30, 2011

Exhibit Index

Exhibit No.	Document Description
99.1	Press release dated August 30, 2011